Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

COX RADIO REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

-Net Income up 2%; Free Cash Flow up 4%-

ATLANTA, May 3, 2006 — Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month period ended March 31, 2006.

Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended March 31,
	2006	2005
Net revenues	$97,606	$98,569	(1.0)%

Station operating income (1)	38,105	37,128	2.6%
Station operating income margin (2)	39.0%	37.7%	—

Operating income	$29,409	$29,521	(0.4)%

Net income	13,983	13,765	1.6%
Net income per common share – diluted	$0.14	$0.14	—

Free cash flow (3)	19,108	18,435	3.7%

(1)	Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Please see the attached table for a reconciliation to operating income, the most directly comparable GAAP financial measure.
(2)	Station operating income margin is station operating income as a percentage of net revenues.
(3)	Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.

Robert F. Neil, President and Chief Executive Officer commented, “Our first quarter performance highlights our profitable business model and proven ability to deliver consistent growth in free cash flow. We knew comparisons would be difficult this quarter, given that our revenues were up 6% in the first quarter of 2005. However, we were still able to grow station operating income, free cash flow and net income. We effectively managed our business for the benefit of our shareholders, while pursuing a concerted investment strategy to support our future growth. We invested in our station brands, continued to develop our initial digital channels and launched a new station in Atlanta, WSRV-FM, the River. Going forward, we remain focused on executing our growth strategy and maximizing our ability to generate returns for our shareholders over the long-term.”

Operating Results – First Quarter 2006

Net revenues for the first quarter of 2006 were $97.6 million, down 1.0% from the first quarter of 2005. Local revenues decreased 3.1% and national revenues increased 3.3%, each as compared to the first quarter of 2005. Our stations in Orlando, Miami, Tampa, Honolulu and Greenville delivered solid growth during the first quarter of 2006. The revenue growth at these stations, however, was offset by results for our stations in Atlanta, Jacksonville, Long Island, Birmingham, Richmond, Dayton and Louisville, where revenues were down for the quarter.

Cost of services is comprised of expenses incurred by our technical, news and programming departments. Cost of services decreased $1.3 million, or 5.9%, to $21.0 million primarily due to lower broadcast program rights related to our decision not to renew the Atlanta Hawks broadcasting agreement for the 2005-2006 season.

Selling, general and administrative expenses are comprised of expenses incurred by our sales, promotion and general and administrative departments. Selling, general and administrative expenses were flat when compared to the first quarter of 2005. Additional expenses related to performance units and stock-based compensation awarded under our Long Term Incentive Plan (LTIP) were largely offset by lower sales commissions and marketing costs in the first quarter of 2006.

Corporate general and administrative expenses increased $0.4 million to $5.1 million, an increase of 9.2%, as compared to the first quarter of 2005. This increase was primarily a result of additional compensation expense related to the issuance of performance units and other stock-based compensation under our LTIP. The changes in depreciation and amortization and other operating expenses, net were not material to Cox Radio’s operating results or financial condition.

Operating income for the first quarter of 2006 decreased $0.1 million to $29.4 million, compared to the first quarter of 2005, for the reasons discussed above.

Interest expense during the first quarter of 2006 totaled $6.2 million, compared to $7.3 million for the first quarter of 2005. This decrease was primarily due to a slightly lower overall average borrowing rate due to the repayment at maturity of the $100.0 million principal amount of our 6.375% notes in May 2005 and the repayment at maturity of the $250.0 million principal amount of our 6.625% notes in February 2006. Both series of notes were repaid with proceeds from our revolving credit facility. The average interest rate on our credit facility was 5.5% during the first quarter of 2006 and 3.3% during the first quarter of 2005.

Income tax expense increased approximately $0.8 million to $9.3 million in the first quarter of 2006, as compared to $8.5 million in the first quarter of 2005. The increase in income tax expense is primarily attributable to the decrease in interest expense discussed above and a favorable change in the Kentucky tax rate included in income tax expense for the first quarter of 2005. Our overall effective tax rate was 39.9% for the first quarter of 2006 and 38.1% for the first quarter of 2005.

Net income for the first quarter of 2006 was $14.0 million, an increase of $0.2 million from the first quarter of 2005. This increase was attributable to the various factors discussed above.

Capital expenditures for the first quarter of 2006 totaled $2.2 million.

Other Matters

On August 24, 2005, our Board of Directors authorized a share repurchase program of up to $100.0 million. As of March 31, 2006, we had purchased 3.7 million shares for an aggregate purchase price of $53.0 million, including commissions and fees, at an average price of $14.41 per share.

Cox Radio is one of the largest radio companies in the United States based on revenues. Cox Radio owns, operates or provides sales and marketing services for 79 stations (66 FM and 13 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Cox Radio will host a teleconference to discuss its results and current business outlook on Wednesday, May 3rd at 11:00 a.m. Eastern Daylight Time. To access the teleconference, please dial 973-935-2981 ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of Cox Radio’s website, located at www.coxradio.com. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Wednesday, May 10, 2006 which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 7210356. The webcast will also be archived on Cox Radio’s website for one month.

Contact:

Analysts and Investors	Analysts, Investors, Press or Media
Neil Johnston	Jonathan Lesko
Vice President & Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4310	lesko@braincomm.com

COX RADIO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Net revenues:
Local	$69,035	$71,279
National	21,722	21,033
Other	6,849	6,257

Total revenues	97,606	98,569

Expenses:
Cost of services (exclusive of depreciation and amortization shown below)	21,016	22,341
Selling, general and administrative	39,320	39,292
Corporate general and administrative	5,140	4,707
Depreciation and amortization	2,642	2,848
Other operating expenses, net	79	(140)

Operating income	29,409	29,521

Interest expense	(6,158)	(7,285)
Other items, net	4	(15)

Income before income taxes	23,255	22,221

Current income tax expense	5,938	4,541
Deferred income tax expense	3,334	3,915

Total income tax expense	9,272	8,456

Net income	$13,983	$13,765

Net income per share - basic
Net income per common share	$0.14	$0.14

Net income per share - diluted
Net income per common share	$0.14	$0.14

Weighted average basic common shares outstanding	97,755	100,589

Weighted average diluted common shares outstanding	98,063	100,718

Use of Non-GAAP Financial Measures

Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income, station operating income margin and free cash flow.

•	Station operating income is operating income excluding other operating expenses, net, depreciation and amortization, non-cash compensation expense, and corporate general and administrative expenses.

•	Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP.

•	Free cash flow is net income plus deferred income tax expense (or less deferred income tax benefit), depreciation and amortization and non-cash compensation expense, minus capital expenditures, and adjusted to eliminate other items, net and other operating expenses, net.

Cox Radio’s management believes that station operating income, station operating income margin and free cash flow provide useful data to evaluate Cox Radio’s overall financial condition and operating results and the means to evaluate our radio stations’ performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Station operating income and free cash flow should not be considered as alternatives to operating income or net income as indicators of Cox Radio’s financial performance. Free cash flow should not be considered an alternative to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The following table reconciles operating income, from Cox Radio’s financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

	Three Months Ended March 31,
	2006	2005
	(Unaudited) (In thousands)
Operating income	$29,409	$29,521
Adjustments:
Other operating expenses, net	79	(140)
Depreciation and amortization	2,642	2,848
Non-cash compensation expense	835	192
Corporate general and administrative (includes $0.4 million and $0.1 million of non-cash compensation expense for the three month periods ended March 31, 2006 and 2005, respectively)	5,140	4,707

Station operating income	$38,105	$37,128

The following table reconciles net income, from Cox Radio’s financial statements presented in accordance with GAAP, to free cash flow, a non-GAAP financial measure.

	Three Months Ended March 31,
	2006	2005
	(Unaudited) (In thousands)
Net income	$13,983	$13,765
Adjustments:
Deferred income tax expense	3,334	3,915
Other items, net	(4)	15
Other operating expenses, net	79	(140)
Depreciation and amortization	2,642	2,848
Non-cash compensation expense	1,234	312
Capital expenditures	(2,160)	(2,280)

Free cash flow	$19,108	$18,435